Exhibit 3

EXECUTION VERSION

AMENDMENT NO. 1 TO

INVESTMENT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Investment Agreement dated as of March 29, 2011 (the “Original Agreement”) is entered into as of May 6, 2011 by and between OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company (“Investor”), and General Maritime Corporation, a Marshall Islands corporation (the “Company”).  Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to amend the Original Agreement in accordance with the terms of this Amendment (the Original Agreement, as so amended by this Amendment, the “Agreement”); and

WHEREAS, Section 5.07 of the Agreement provides that no amendment of any provision of the Agreement shall be valid unless the same shall be in writing and signed by the Company and Investor.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

1.                                      Section 4.05(a) of the Original Agreement.  The first sentence of Section 4.05(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the limitations set forth in Section 4.08, following the Closing, and until such time as Investor, together with its Affiliates, first ceases to beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act) shares of Common Stock purchasable under Warrants, shares of Common Stock purchased under Warrants, shares of Common Stock previously issued under this Section 4.05 and shares of Common Stock purchasable or acquirable under other securities previously issued under this Section 4.05 (collectively but, without duplication, “Transaction Shares”) equal to at least 50% of the aggregate Transaction Shares theretofore issued to Investor and its Affiliates (including any such Transaction Shares transferred to any of them pursuant to Section 4.05(f)), the Company shall offer each of Investor and each of its Affiliates that owns beneficially or of record any Transaction Shares (each, subject to the proviso at the end of this sentence, an “Eligible Holder”), on the terms and conditions of this Section 4.05, the right to purchase or subscribe for up to an aggregate number of New Securities equal to the product of (i) the total number of New Securities to be issued or sold by the Company and (ii) a fraction, the numerator of which is the aggregate number of Transaction Shares beneficially owned by such Eligible Holder, and the denominator of which is the aggregate number of shares of Common Stock outstanding plus the aggregate number of all Transaction Shares that all Eligible Holders may then purchase under Warrants or other exercisable, convertible or exchangeable securities, in each case, determined as of the date on which the Preemptive Rights Notice is delivered, or in the case of an Accelerated Equity Offering, as of immediately prior thereto; provided, however, that notwithstanding anything contained herein to the contrary, any Affiliate of Investor that acquires beneficial or record ownership of any Transaction Shares from and after the Closing Date shall be deemed an Eligible Holder with respect to an offering pursuant to this Section 4.05 only if the Company is given notice of such acquisition prior to the Company’s delivery of the applicable Preemptive Rights Notice.”

2.                                      Form of Warrant attached as Exhibit B to the Original Agreement.  Notwithstanding the Form of Warrant attached as Exhibit B to the Original Agreement, for income tax purposes, the value of the Warrant as of the date hereof, shall be determined by Investor, in its reasonable discretion, subject to agreement by the Company, which agreement shall not be unreasonably withheld.

3.                                      Section 8 of the Form of Warrant attached as Exhibit B to the Original Agreement.  Section 8 of the Form of Warrant attached as Exhibit B to the Original Agreement is hereby amended by inserting the following as the first sentence of such Section 8:

“To the extent the restrictions noted in the legend set forth on the first page of this Warrant are then applicable, each Warrant shall bear the legend set forth on the first page of this Warrant, and any Warrant Exercise Share or any other security issued upon exercise of this Warrant shall bear a substantially similar legend.”

4.                                      Article IV of the Original Agreement.  Article IV of the Original Agreement is hereby amended by inserting the following, in its entirety, immediately after Section 4.12 of the Original Agreement:

“4.13                                             Anti-Dilution Adjustments.  The Company has agreed to provide Investor, and/or its registered assigns in respect of the Warrants, with the right to certain anti-dilution issuances and/or adjustments and certain related rights pursuant to Section 2B and the related provisions of the Warrants (collectively, the “Anti-Dilution Provisions”).  The Parties acknowledge and agree that, subject to the terms and conditions of this Agreement and the Warrants, the Anti-Dilution Provisions are intended to benefit Investor and/or its Affiliates if and for so long as any of them hold any Warrants and/or any Warrant Exercise Shares for the period from and after the Closing Date and prior to May 6, 2018 (the “Anti-Dilution Period”).  Accordingly, the Company hereby agrees that (a) if, at any time during the Anti-Dilution Period, Investor and/or its Affiliates hold any Warrant Exercise Shares (in any such case, a “Warrant Exercise Share Holder”), then, regardless of whether or not any of them hold any Warrants at such time, the Company shall comply with the Anti-Dilution Provisions, and the Warrant Exercise Share Holders shall be entitled to the benefit of the Anti-Dilution Provisions, as if the Warrant Exercise Share Holders were also Registered Holders under the Warrants.  Notwithstanding anything contained herein to the contrary, Investor or any Affiliate of Investor that acquires beneficial or record ownership of any Transaction Shares during the Anti-Dilution Period other than pursuant to or upon exercise of the Warrants shall be deemed a Warrant Exercise Share Holder with respect to the applicable Anti-Dilution Provisions only if the Company is given notice of such acquisition prior to the Company’s obligations with respect to the applicable issuance and/or adjustment.  Each Warrant Exercise Share Holder shall notify the Company reasonably promptly following any Transfer of Warrant Exercise Shares during the Anti-Dilution Period, which notice shall set forth the number of Warrant Exercise Shares then Transferred and state whether or not the transferee is a known Affiliate of Investor.”

5.                                      Miscellaneous.

(a)                                  Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Amendment shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.  If either Party has breached any covenant or agreement contained in this Amendment in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first covenant or agreement.

(b)                                 Interpretation.  Unless the context of this Amendment otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Amendment; (iv) the terms “Article” or “Section” refer to the specified Article or Section of the Agreement and (v) the word “including” means “including without limitation.”

(c)                                  Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, including Section 5-1401 of the New York General Obligations Law.

(d)                                 WAIVER OF JURY TRIAL.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(e)                                  Jurisdiction and Venue.  Each Party consents to the jurisdiction and venue of the United States federal and state courts in the Borough of Manhattan, City of New York, for any action, suit or proceeding arising from or in connection with the interpretation or enforcement of this Amendment.

(f)                                    Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  This Amendment and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(g)                                 Effect of this Amendment.  Except as expressly set forth in this Amendment, all of the provisions of the Original Agreement shall remain in full force and effect in accordance with their terms, and this Amendment shall reaffirm the Original Agreement in all respects.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President & Chief Financial Officer

OCM MARINE INVESTMENTS CTB, LTD.

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name: B. James Ford
Title: Managing Director

By:	/s/ Adam C. Pierce
Name: Adam C. Pierce
Title: Senior Vice President

[Signature Page — Amendment No. 1 to GMR Investment Agreement]